Clorox Earns $2.23 for 63% EPS Growth in Fiscal 2003;

Fourth-Quarter EPS Up 8%;

Confirms Fiscal 2004 Outlook

OAKLAND, Calif., Aug. 12, 2003 – The Clorox Company (NYSE:CLX) (PSE:CLX) today announced that strong gross margins, working capital and cash flows contributed to the company’s results for its fiscal fourth quarter and year, which ended June 30, 2003.

In accordance with generally accepted accounting principles in the United States (GAAP), the company reported fourth-quarter net earnings of $149 million, or 68 cents per diluted share, compared with prior-year fourth-quarter net earnings of $145 million, or 63 cents per diluted share, which represents an increase of 5 cents per diluted share, or 8 percent.

For the fiscal year, Clorox reported net earnings of $493 million (GAAP), or $2.23 per diluted share,compared with year-ago net earnings of $322 million, or $1.37 per diluted share, which represents an increase of 86 cents, or 63 percent.

“Clorox people delivered another solid quarter and a very strong year, demonstrating the effectiveness of our strategies and the organization’s focus on growth, innovation and margin expansion,” said President and CEO Jerry Johnston. “The results of their efforts are clearly reflected throughout our earnings statement and balance sheet, and in fiscal 2003, we achieved each of our financial targets.”

The attached earnings and balance sheet statements and segment information are reported in accordance with GAAP. To clarify the company’s results with respect to prior-year periods, Clorox has posted additional details regarding previously reported earnings on the company’s Web site at www.clorox.com/investors/qr.html.

Fourth-Quarter Results

Fourth-quarter sales increased 2 percent to $1.2 billion. Excluding divestitures, sales increased 3 percent compared to the year-ago quarter. Sales growth was driven by increased volume, notably record fourth-quarter shipments of Glad® trash bags and Hidden Valley® and K C Masterpiece® food products.

Cost savings and increased volume drove a gross margin gain of 73 basis points. This is the company’s seventh consecutive quarter of gross margin improvement.

Improvements in managing inventories and receivables contributed to the company’s ability to achieve its fourth consecutive quarter of negative working capital and its 10th consecutive quarter of year-over-year improvements in working capital. Working capital averaged –1.7 percent of net sales, a 170 basis point improvement, compared with zero percent of net sales in the prior year.

During the quarter, Clorox used its free cash flow to purchase 3.5 million shares of the company’s common stock at a total cost of  $152 million. A portion of the shares purchased was allocated to the board-authorized $1 billion repurchase program, bringing the total number of shares repurchased to 18.2 million at a total cost of  $773 million under that program. The remainder of shares purchased during the quarter was allocated to the company’s ongoing program to offset the potential impact of stock option dilution.

Fourth-Quarter Results by Segment

A summary of key fourth-quarter results by segment follows. All comparisons are with fourth quarter fiscal 2002.

Household Products – North America

  2% volume growth
  2% sales growth
  9% pretax profit decline

Volume growth in this segment was primarily driven by all-time record shipments of Glad® trash bags. Pretax profit results reflect increased volume and cost savings that were more than offset by unfavorable product mix, higher raw-material costs, increased trade-promotion spending, and increased R&D expenses to drive product innovation.

Specialty Products

  3% volume growth, 5% growth excluding divestitures
  1% sales growth, 3% growth excluding divestitures
  6% pretax profit decline

Strong volume growth in this segment was primarily driven by record fourth-quarter shipments of Fresh Step® and Scoop Away® cat litters, Hidden Valley® bottled salad dressing and K C Masterpiece® barbecue sauce. The volume-to-sales variance was primarily driven by increased trade-promotion spending to launch new products, partially offset by a Kingsford® charcoal price increase implemented earlier in the fiscal year. Pretax profit results reflect increased trade marketing and advertising costs to launch new products.

Household Products – Latin America/Other

  3% volume growth, 4% growth excluding divestitures
  6% sales growth, 7% growth excluding divestitures
  117% pretax profit growth

Volume growth in this segment was primarily driven by increased shipments in Argentina and insecticides, home care and laundry products in Asia-Pacific, partially offset by declines in bags and wraps and auto care volume in Asia-Pacific. Sales growth outpaced volume growth due to reduced trade-promotion spending, price increases and favorable foreign exchange rates. Significant gross margin improvement and cost savings drove the segment’s pretax profit improvement, reflecting the steps Clorox has taken to mitigate unfavorable economic conditions in Latin America, which include taking price increases, reducing the size of the organization to improve the cost structure, cutting back on discretionary spending and aggressively managing working capital.

Fiscal Year 2003 Results

Fiscal-year sales increased 3 percent to $4.1 billion. Excluding divestitures, total company sales increased 5 percent and sales in North America rose 6 percent compared to the prior year.

Focusing on innovation and investing in core brands were key to the company’s top-line results. For the year, Clorox increased advertising spending by 17 percent and brought several new products to market, including Clorox® bathroom cleaners with Teflon®, Don’t Mop with Dirty Water Again!™ Pine-Sol® cleaner, Formula 409® wipes, Brita® pour-through pitchers with electronic filter change indicators, Hidden Valley® BBQ Ranch dressing, K C Masterpiece® Dip & Top™ sauces, Armor All® car wash wipes and Scoop Away® plus crystals cat litter.

For the fiscal year, significant gross margin increases in each segment drove overall gross margin growth of 296 basis points.

Improvements in managing inventories and receivables contributed to the company’s ability to achieve negative working capital, which averaged –1.6 percent of net sales, a 220 basis point improvement, compared with .6 percent in the prior year.

The company’s return on invested capital (ROIC) increased from 13.5 percent in fiscal 2002 to 14.7 percent in fiscal 2003. The company defines ROIC as after-tax operating profit (excluding deferred taxes and restructuring charges included in cost of goods sold) divided by average total invested capital.

Outlook for Fiscal 2004

Clorox continues to expect that fiscal year 2004 results will be consistent with the company’s previously communicated long-term expectations for double-digit earnings-per-diluted-share growth and 3 percent to 5 percent sales and volume growth. Specifically, for fiscal year 2004, the company’s preliminary expectations are for earnings per diluted share in the range of $2.47 to $2.57 (GAAP).

For the first quarter of fiscal 2004, the company continues to anticipate volume growth and increased cost savings versus the year-ago period. At the same time, first-quarter earnings are expected to be impacted by significant spending to launch new products, including Glad® Press ’n Seal™ food wrap, as well as higher raw-material costs and R&D investments as compared to the year-ago quarter. As a result, Clorox projects first-quarter earnings per diluted share in the range of 57 cents to 62 cents (GAAP), compared with 65 cents (GAAP) in the prior-year quarter.

For the second quarter, Clorox expects to deliver earnings per diluted share in the range of 46 cents to 51 cents (GAAP), compared with 40 cents (GAAP) in the prior-year quarter. The company expects this strong earnings growth to be driven by a strengthening top line offset by higher commodity costs and trade-promotion spending to support new products. Second-quarter earnings results will also benefit from comparison to the year-ago quarter, which included an asset impairment charge for the company’s business in Argentina that was slightly offset by lower trade spending related to closing out retailer promotion programs as the company converted to new systems.

As previously announced, the board of directors authorized the company to increase its share repurchase program by $700 million. In 2004, in accordance with its previously announced agreement with HC Investments Inc. (Henkel), Clorox expects to repurchase $100 million of its common stock from Henkel and another $250 million on the open market. Of the $350 million total share repurchases planned in fiscal 2004, a portion will be purchased under the more than $900 million available through the board-authorized share repurchase program, and the balance will be allocated to the company’s ongoing program to offset the potential impact of stock option dilution.

Today’s Webcast

Today, Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s fourth-quarter and full-year results and its outlook. The webcast, which can be accessed at www.clorox.com, will begin at 10:30 a.m. Pacific time (1:30 p.m. Eastern time). A replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2003 revenues of $4.1 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, and Glad® bags, wraps and containers. With 9,500 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $51 million to nonprofit organizations, schools and colleges; and in fiscal 2002 alone made product donations valued at nearly $5 million. For more information about Clorox, visit the company’s Web site at www.clorox.com.

Except for historical information, matters discussed above, including statements about future volume, sales and earnings growth, profitability, costs, cost savings or expectations, are forward-looking statements based on management’s estimates, assumptions and projections. Important factors that could cause results to differ materially from management’s expectations are described in “Forward-Looking Statements and Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the company’s SEC Form 10-K for the year ended June 30, 2002, as updated from time to time in the company’s SEC filings. Those factors include, but are not limited to, general economic and marketplace conditions and events; the company’s costs, including the impact of world events on raw material costs and/or supply disruption; risks inherent in litigation and international operations; the success of new products; the company’s ability to manage and obtain the benefits of joint venture activities; the success of information systems design and implementation; integration of acquisitions; and environmental, regulatory and intellectual property matters.

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Contacts

The Clorox Company

Kathryn Caulfield – Media Relations, (510) 271-7209

Steve Austenfeld – Investor Relations, (510) 271-2270

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The Clorox Company
Statements of Consolidated Earnings (Unaudited)
In millions, except earnings-per-share amounts

	Three Months Ended		Twelve Months Ended

	6/30/03	6/30/02	6/30/03	6/30/02

Net sales	$1,152	$1,128	$4,144	$4,022
Cost of products sold	630	625	2,225	2,279

Gross profit	522	503	1,919	1,743

Selling and administrative expenses	135	122	532	526
Advertising costs	123	113	456	391
Research and development costs	23	20	76	66
Restructuring and asset impairment costs	-	6	33	184
Interest expense	6	8	28	38
Other (income) expense, net	(7)	4	(8)	(23)

Earnings before income taxes and discontinued operations	242	230	802	561
Income taxes	85	76	288	204

Net earnings from continuing operations	157	154	514	357
Losses from discontinued operations, net of tax expense (benefit)
of $1 and ($19) for the three months, and ($5) and ($28) for the
twelve months ended June 30, 2003 and 2002, respectively	(8)	(9)	(21)	(35)

Net earnings	$149	$145	$493	$322

Earnings (losses) per common share
Basic
Continuing operations	$0.73	$0.68	$2.36	$1.54
Discontinued operations	(0.04)	(0.04)	(0.10)	(0.15)

Basic net earnings per common share	$0.69	$0.64	$2.26	$1.39

Diluted
Continuing operations	$0.72	$0.67	$2.33	$1.52
Discontinued operations	(0.04)	(0.04)	(0.10)	(0.15)

Diluted net earnings per common share	$0.68	$0.63	$2.23	$1.37

Weighted average common shares outstanding (in thousands)
Basic	215,134	228,146	218,174	231,849
Diluted	217,657	231,332	220,692	234,704

The Clorox Company

Reconciliation Schedule

In millions

Fourth Quarter Net Sales (1)

	Three Months Ended June 30, 2003			Three Months Ended June 30, 2002
	Total Sales (GAAP)	Sales of Divested Businesses	Sales Excluding Divested Businesses	Total Sales (GAAP)	Sales of Divested Businesses	Sales Excluding Divested Businesses
Household Products – North America	$561	($0)	$561	$551	($0)	$551
Specialty Products	453	(0)	453	447	(8)	439
Household Products – Latin America/Other	138	(0)	138	130	(1)	129
Total Company	$1,152	($0)	$1,152	$1,128	($9)	$1,119

Fiscal Year Net Sales (1)

	Twelve Months Ended June 30, 2003			Twelve Months Ended June 30, 2002
	Total Sales (GAAP)	Sales of Divested Businesses	Sales Excluding Divested Businesses	Total Sales (GAAP)	Sales of Divested Businesses	Sales Excluding Divested Businesses
Household Products – North America	$2,282	($1)	$2,281	$2,198	($34)	$2,164
Specialty Products	1,369	(13)	1,356	1,304	(38)	1,266
Household Products – Latin America/Other	493	(2)	491	520	(4)	516
Total Company	$4,144	($16)	$4,128	$4,022	($76)	$3,946

(1) These tables provide a quantitative reconciliation of the differences between financial measures that are not presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP) and those calculated and presented in accordance with GAAP. Management believes that the presentation of a comparison of historical sales excluding divested operations (a non-GAAP financial measure) with sales in the current period (a GAAP measure) provides useful information to investors about current trends in the ongoing business. Management does not use this non-GAAP measure for any other purpose.

The Clorox Company

Segment Information

In millions

	Net Sales			Earnings Before Income Taxes and Discontinued Operations
	Three Months Ended		%	Three Months Ended		%
	6/30/2003	6/30/2002	Change (1)	6/30/2003	6/30/2002	Change (1)

Household Products:
North America	$561	$551	2%	$130	$142	-9%
Latin America/Other	138	130	6%	28	13	117%

Specialty Products	453	447	1%	171	181	-6%

Corporate	-	-	-	(87)	(106)	18%

Total	$1,152	$1,128	2%	$242	$230	5%

	Net Sales			Earnings Before Income Taxes and Discontinued Operations
	Twelve Months Ended		%	Twelve Months Ended		%
	6/30/2003	6/30/2002	Change (1)	6/30/2003	6/30/2002	Change (1)

Household Products:
North America	$2,282	$2,198	4%	$607	$535	14%
Latin America/Other	493	520	-5%	66	(66)	200%

Specialty Products	1,369	1,304	5%	521	517	1%

Corporate	-	-	-	(392)	(425)	8%

Total	$4,144	$4,022	3%	$802	$561	43%

(1) Percentages based on numbers that were not rounded

The Clorox Company
Consolidated Balance Sheets (Unaudited)
In millions

	6/30/2003	6/30/2002

Assets
Current assets
Cash and cash equivalents	$172	$177
Receivables, net	463	481
Inventories	264	252
Other current assets	46	83
Assets held for sale	6	51

Total current assets	951	1,044

Property, plant and equipment, net	1,072	992

Goodwill, net	730	728

Trademarks and other intangible assets, net	651	573

Other assets, net	248	187

Total assets	$3,652	$3,524

Liabilities and Stockholders' Equity
Current liabilities
Notes and loans payable	$361	$330
Current maturities of long-term debt	213	2
Accounts payable	312	330
Accrued liabilities	537	510
Income taxes payable	28	54

Total current liabilities	1,451	1,226

Long-term debt	495	678

Other liabilities	376	231

Deferred income taxes	115	23

Stockholders' equity
Common stock	250	250
Additional paid-in capital	255	222
Retained earnings	2,565	2,270
Treasury shares, at cost	(1,507)	(1,070)
Accumulated other comprehensive net losses	(339)	(296)
Unearned compensation	(9)	(10)

Stockholders' equity	1,215	1,366

Total liabilities and stockholders' equity	$3,652	$3,524

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Q4 Supplementary Financial Information

The Clorox Company
Condensed Consolidated Statements of Earnings (unaudited) - Q4

In millions, except earnings-per-share amounts

	GAAP
				Drivers of change
	Three Months Ended
	6/30/03	6/30/02	Var
	(a)	(a)	(b)
Net sales	$1,152	$1,128	2%	Higher volume
Cost of products sold	630	625	1%	Volume increase offset by cost savings initiatives
Gross profit	522	503	4%
Selling and administrative expenses	135	122	11%	Project Delta and higher compensation expenses
Advertising costs	123	113	9%	Increased spending in base business and new products
Research and development costs	23	20	15%	Increased investment to drive innovation
Operating profit	241	248	-3%
Restructuring and asset impairment costs	0	6
Interest expense	6	8		Lower interest rates
Other (income) expense, net	(7)	4		Gain on sale of Black Flag and favorable FX movement
Earnings before income taxes and discontinued operations	242	230	5%
Income taxes	85	76
Net earnings from continuing operations	$157	154	1%
Losses from discontinued operations, net of taxes	(8)	(9)		Brazil discontinued operations
Net earnings	$149	$145	2%

Effective income tax rate	35.2%	33.1%		Year-ago tax rate impacted by Argentina asset impairment
				and gain on divestitures
Earnings (losses) per common share
Basic
Continuing operations	$0.73	$0.68	$0.05
Discontinued operations	-$0.04	-$0.04	$0.00	Brazil discontinued operations
Basic net earnings per common share	$0.69	$0.64	$0.05

Diluted
Continuing operations	$0.72	$0.67	$0.05
Discontinued operations	-$0.04	-$0.04	$0.00	Brazil discontinued operations
Diluted net earnings per common share	$0.68	$0.63	$0.05

Weighted average common shares outstanding (in thousands)
Basic	215,134	228,146
Diluted	217,657	231,332		Share repurchases

Ratios as % of Net Sales			var bps
Gross profit	45.3%	44.6%	73
Selling and administrative expenses	11.8%	10.8%	95
Advertising costs	10.7%	10.0%	63
Research and development costs	2.0%	1.8%	23
Operating profit	20.9%	21.9%	(107)
Earnings before income tax	20.9%	20.4%	48

(a)	Operating results of the Brazil business are presented as discontinued operations.
(b) Percentages based on numbers prior to rounding.

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The Clorox Company
Condensed Consolidated Statements of Earnings (unaudited) - Fiscal Year Ended June 30

In millions, except earnings-per-share amounts
					For Information Purposes: FY02 Pro-Forma (c)
	GAAP
				Drivers of change
	Year Ended				Year Ended
	6/30/03	6/30/02	Var		6/30/02
	(a)	(a)	(b)	See Q1, Q2, Q3 and Q4 detailed comments for year to date change.	(a)
Net sales	$4,144	$4,022	3%		$4,022
Cost of products sold	2,225	2,279	-2%		2,282
Gross profit	1,919	1,743	10%		1,740
Selling and administrative expenses	532	526	1%		526
Advertising costs	456	391	17%		391
Research and development costs	76	66	15%		67
Operating profit	855	760	12%		756
Restructuring and asset impairment costs	33	184			6
Interest expense	28	38			39
Other (income) expense, net	(8)	(23)			9
Earnings before income taxes and discontinued operations	$802	561	43%		702
Income taxes	288	204			237
Net earnings from continuing operations	$514	357	44%		465
Losses from discontinued operations, net of taxes	(21)	(35)			(14)
Net earnings	$493	$322	53%		451

Effective income tax rate	35.9%	36.3%			32.4%

Earnings (losses) per common share
Basic
Continuing operations	$2.36	$1.54	$0.82		$2.01
Discontinued operations	-$0.10	-$0.15	$0.05		-$0.06
Basic net earnings per common share	$2.26	$1.39	$0.87		$1.95

Diluted
Continuing operations	$2.33	$1.52	$0.81		$1.98
Discontinued operations	-$0.10	-$0.15	$0.05		-$0.06
Diluted net earnings per common share	$2.23	$1.37	$0.86		$1.92

Weighted average common shares outstanding (in thousands)
Basic	218,174	231,849			231,849
Diluted	220,692	234,704			234,704

Ratios as % of Net Sales			var bps
Gross profit	46.3%	43.4%	296		43.3%
Selling and administrative expenses	12.9%	13.1%	(23)		13.1%
Advertising costs	11.0%	9.7%	128		9.7%
Research and development costs	1.8%	1.7%	19		1.7%
Operating profit	20.6%	18.9%	172		18.8%
Earnings before income tax	19.3%	14.0%	539		17.5%

(a)	Operating results of the Brazil business are presented as discontinued operations.
(b) Percentages based on numbers prior to rounding.
(c)	Pro-forma amounts excludes Argentina asset impairment of $100 million (pretax) or $82 million (after-tax), gain on divestitures of $33 million (pretax) or $23 million (after-tax)
and special charges of $74 million (pretax) or $70 million (after-tax).

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The Clorox Company
Supplemental Volume Growth Information

Business Unit	% Change vs. Prior Year										Major drivers of change
	FY02					FY03
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY

Laundry Care	2%	0%	3%	-3%	1%	3%	-4%	-3%	1%	0%	Q4 growth driven by merchandising support forClorox 2. Full-year decline inClorox 2 shipments offset by volume growth for Clorox Oxygen Action.
Home Care	-1%	-3%	29%	17%	11%	20%	11%	-3%	-1%	6%	Q4 decline due primarily to high base forClorox ReadyMop offset by recent product launches. Full-year growth driven by new products and advertising and promotion investments.
Water Filtration	4%	3%	-15%	-5%	-4%	11%	4%	14%	0%	8%	Full-year improvement behind new pitchers and strong faucet-mount growth.
Bags & Wraps	10%	12%	2%	-3%	5%	-1%	6%	5%	11%	5%	Record Q4 and full-year shipments of Glad trash bags behind distribution gains and merchandising.
Total Household Products - North America	3%	3%	11%	2%	5%	7%	3%	-2%	2%	2%
Household, excluding divestitures	3%	2%	11%	4%	5%	9%	5%	0%	2%	4%	Himolenetrash liner business was sold in Q3/FY02

Seasonal Products	8%	-11%	-5%	0%	-1%	0%	-9%	5%	1%	1%	9th consecutive quarter of higher charcoal shipments despite poor spring weather. Full-year charcoal volume at record levels.
Seasonal, excluding divestitures	17%	20%	8%	6%	10%	8%	5%	10%	2%	6%	Maxforce business sold in Q3/FY02. Black Flag sold in Q4/FY03.
Cat Litter	11%	7%	-2%	4%	5%	-3%	3%	2%	1%	1%	Litter growth for the quarter and year behind line extensions, formula enhancements and promotional support.
Cat Litter, excluding divestitures	14%	11%	-1%	6%	7%	-2%	7%	13%	10%	7%	Jonny Cat litter business sold in Q2/FY03.
Auto Care	26%	7%	-1%	1%	7%	0%	-1%	7%	-3%	1%

Q4 decline due to adverse weather impact on Armor All business and softness in the performance category.  Full year improvement driven by support behind Armor All Wipesand launch of Armor All Car Wash Wipes.

Dressing & Sauces	9%	-6%	6%	3%	3%	15%	12%	7%	16%	12%	Record Q4 shipments behind strong Q4 and full-year growth for both Hidden Valley bottled salad dressingand K C Masterpiece sauces driven by new products, line extensions and advertising support.
Total Specialty Products	13%	0%	-1%	2%	3%	2%	2%	5%	3%	3%
Specialty, excluding divestitures	17%	7%	3%	5%	7%	4%	6%	9%	5%	6%	Maxforce business sold in Q3/FY02, Jonny Cat litter business sold in Q2/FY03 and Black Flag sold in Q4/FY03.

Total Household Products - Latin America/Other	6%	2%	0%	-5%	0%	-7%	-9%	-4%	3%	-4%	Q4 volume gains in Latin America and Asia Pacific. Full-year decline primarily due to economic softness and portfolio rationalization in Latin America.
LatAm/Other, excluding divestitures	6%	2%	1%	-3%	1%	-6%	-8%	-4%	4%	-3%

Total Clorox	6%	2%	5%	1%	3%	3%	1%	0%	2%	2%
Total, excluding divestitures	7%	4%	7%	3%	5%	5%	3%	2%	4%	4%
Total North America, excl. divestitures	8%	4%	8%	4%	6%	7%	5%	3%	3%	5%
Note: Household Products - Latin America/Other and total Clorox figures are restated to reflect Brazil discontinued operations.

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The Clorox Company

Supplemental Balance Sheet and Cash Flow Information – Preliminary* (unaudited)

For the quarter ended June 30, 2003

Working Capital (WC) Update

	Q4 ’03 ($ million)	Q4 ’02 ($ million)

Change

			($ million)	Days ’03	Days ’02

Change

Receivables, net	463	481	-18	36	39	-3 days
Inventories	264	252	+12	41	41	0 days
Accounts payable	312	330	-18	47	51	-4 days
Accrued liabilities	537	510	+27
Total WC(1)	-98	-27	-71
Avg WC% Net sales(2)	-1.7%	0.0%	-1.7 pts

  Accounts receivable declined due to continued improvement in collections and Clorox’s terms program.
  Inventory was higher primarily to increases in Dressings and Sauces behind new product launches and in Charcoal relating to a new sourcing agreement.
  Accounts payables and accrued liabilities taken together increased slightly as a result of higher tax-related accruals offset by declines in accruals for professional services following SAP Phase I implementation.

Capital expenditures were $70 million

  $49 million related to infrastructure improvements, cost savings and new products.
  $21 million for process and system implementation (“Project Delta”).

Depreciation and amortization was $49 million

Cash provided by operations

  Preliminary cash provided by continuing operations is $315 million, 27% of sales and 5% below the year-ago quarter, when the company had very strong working capital improvement.

Share repurchases

  This quarter the company repurchased a total of about 3.5 million shares at a cost of about $152 million

*Preliminary estimates. Final full year numbers will be published in our annual Form 10-K.

(1)Current assets minus current liabilities excluding cash and short term debt.

(2)Based on a two points average working capital divided by annualized Net sales (current quarter Net sales x 4).